EXHIBIT 4.3

                                FIRST AMENDMENT
                                      TO
                         COLLATERAL SERIES SUPPLEMENT

     This FIRST AMENDMENT, dated as of November 7, 2001 (this "Amendment"), is to the Collateral Series Supplement, dated as of August 21, 2001 (the "Series Supplement"), among WFN Credit Company, LLC, a Delaware limited liability company, as Transferor, World Financial Network National Bank, a national banking association, as Servicer, and BNY Midwest Trust Company, as Trustee under the Second Amended and Restated Pooling and Servicing Agreement dated as of August 1, 2001 (as amended, the "Agreement") among Transferor, Servicer and the Trustee. Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to such terms in the Series Supplement.

     WHEREAS, Transferor, Servicer and Trustee desire to amend the Series Supplement in certain respects set forth below;

     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. Amendment to Series Supplement. The parties hereto agree that the inclusion of certain accounts as Automatic Additional Accounts pursuant to Section 2.8 of the Agreement shall be subject to such further limitations as may be agreed upon by the Transferor and any Rating Agency from time to time, which agreement shall be in writing and signed by the Transferor or the Servicer, on behalf of the Transferor.

2. Conditions. In accordance with Section 13.1 of the Agreement, the foregoing amendment shall become effective as of the date first written above upon (i) the execution of this Amendment by the Transferor, the Servicer and the Trustee and (ii) the satisfaction of the conditions set forth in Section 13.1 of the Agreement.

3. Miscellaneous. As herein amended, the Series Supplement shall remain in full force and effect and is hereby ratified and confirmed in all respects. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment.

4. Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

IN WITNESS WHEREOF, Transferor, Servicer and Trustee have caused this Amendment to be duly executed by their respective officers as of the date first written above.


                         WFN CREDIT COMPANY, LLC, as Transferor


                         By:     /s/ Robert Armiak
                                 --------------------------------------
                         Name:   Robert Armiak
                         Title:  Senior Vice President and Treasurer


                         BNY MIDWEST TRUST COMPANY, as Trustee


                         By:     /s/ Eric Lindahl
                                 --------------------------------------
                         Name:   Eric Lindahl
                         Title:  Vice President


                         WORLD FINANCIAL NETWORK NATIONAL
                         BANK, as Servicer


                         By:     /s/ Robert Armiak
                                 --------------------------------------
                         Name:   Robert Armiak
                         Title:  Senior Vice President and Treasurer








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